Exhibit T3A.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

CEDC FINANCE CORPORATION INTERNATIONAL, INC.

THE UNDERSIGNED President of CEDC Finance Corporation International, Inc. does hereby certify as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is CEDC Finance Corporation International, Inc.

2. The Certificate desires to amend the nature of its business.

3. The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on November 5, 2009, and is amended by deleting Article 3 and inserting in lieu thereof the following:

“3. The nature of business and the purposes to be conducted and promoted by the Corporation are (i) to conduct any lawful business, including but not limited to the granting of loans to other entities, whether related or unrelated, (ii) to promote any lawful purpose and (iii) to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.”

4. In lieu of a meeting and vote of stockholders the sole stockholder has given its written consent to the amendment of the Certificate of Incorporation herein certified in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 to every stockholder entitled to receive notice.

5. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has duly caused its corporate seal to be hereto affixed and this Certificate of Amendment to Certificate of Incorporation to be signed by its President as of the 23rd day of November, 2009.

CEDC Finance Corporation International, Inc.

By:	/s/ William V. Carey
Name:	William V. Carey
Title:	President

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